EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors and Stockholders

ResMed Inc:

We consent to the incorporation by reference in the registration statement (Nos. 333-08013, 333-88231 and 333-115048) on Form S-8 and the registration statements (Nos. 333-70500 and 333-100825) on Form S-3 of ResMed Inc. of our reports dated September 10, 2005, with respect to the consolidated balance sheets of ResMed Inc. as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005, annual report on Form 10-K of ResMed Inc.

Our report dated September 10, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005, contains an explanatory paragraph that states “ResMed Inc. acquired Saime, Hoefner and Resprecare during 2005, and management excluded from its assessment of the effectiveness of ResMed Inc.’s internal control over financial reporting as of June 30, 2005, Saime, Hoefner and Resprecare’s internal control over financial reporting associated with total assets of 20% and total revenues of 3% included in the consolidated financial statements of ResMed Inc. and subsidiaries as of and for the year ended June 30, 2005.” Our audit of internal control over financial reporting of ResMed Inc. also excluded an evaluation of the internal control over financial reporting of Saime, Hoefner and Resprecare.

/s/ KPMG LLP San Diego, California September 10, 2005